Exhibit 4.2

ELEVENTH AMENDMENT TO TRANSFER AGREEMENT

This ELEVENTH AMENDMENT TO TRANSFER AGREEMENT, dated as of March 3, 2016 (this “Amendment”), is entered into between RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware, as Transferor (the “Transferor”), and SYNCHRONY CREDIT CARD MASTER NOTE TRUST (formerly known as GE Capital Credit Card Master Note Trust, the “Buyer”), pursuant to the Transfer Agreement referred to below.

WITNESSETH:

WHEREAS Transferor and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, the Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, and the Reassignment of Receivables in Removed Accounts, the Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, the Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, the Ninth Amendment to Transfer Agreement, dated March 31, 2012, and the Tenth Amendment to Transfer Agreement, dated as of March 20, 2012 (as amended, the “Transfer Agreement”);

WHEREAS Buyer and Transferor desire to amend the Transfer Agreement as set forth herein;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.                  Defined Terms. All terms defined in the Transfer Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.                  Amendments to Transfer Agreement.

(a)        Section 1.1 of the Transfer Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Note Owner” is defined in the Indenture.

“Noteholder” is defined in the Indenture.

“Requesting Party” means any Person requesting that the Transferor repurchase a Receivable as a result of a breach of a representation or warranty of the Transferor set forth in this Agreement or any Verified Note Owner.

“Verified Note Owner” is defined in the Indenture.

(b)        Section 6.2 of the Transfer Agreement is hereby amended by adding the following clause (g) immediately after clause (f) thereof:

“(g) Following receipt of a written request (or written notice of a request received by the Transferor) during any Monthly Period from a Noteholder or Verified Note Owner seeking to communicate with other Noteholders or Note Owners regarding exercising their contractual rights under the terms of the Related Documents, the Transferor shall notify the Issuer of any such request received by the Transferor and include in the Securities Exchange Act Form 10-D filing for the Buyer related to the Monthly Period in which such request was received, the information required to be filed pursuant to Section 7.5 of the Indenture.”

(c)        The Transfer Agreement is hereby amended by adding the following Section 6.5 immediately after Section 6.4:

“Section 6.5. Dispute Resolution.

(a)        If a request to the Transferor to repurchase a Receivable pursuant to Section 6.1 of this Agreement is not resolved by the end of the 180-day period beginning on the date on which Transferor receives notice of such request, then the Requesting Party will have the right to refer the matter, at its discretion, to either mediation or arbitration pursuant to this Section 6.5; provided, however, that any such referral shall be made (i) within the applicable statute of limitations period and (ii) within 90 days of the delivery of the monthly noteholder statement following the end of such 180-day period.

(b)        The Requesting Party shall provide notice in accordance with Section 7.1 of its intention to refer the matter to mediation or arbitration, as applicable, to Transferor, with a copy to the Issuer. Transferor agrees to participate in the resolution method selected by the Requesting Party. Transferor shall provide notice to Synchrony Bank, the Issuer, the Trustee and the Indenture Trustee that it has received a request to mediate or arbitrate a repurchase request.

(c)        If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i)        the mediation will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s mediation procedures in effect at such time;

(ii)       the fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation;

(iii)      the mediator will be impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the repurchase dispute and will be appointed from a list of neutrals maintained by the American Arbitration Association (the “AAA”); and

(iv)      if the parties fail to agree at the completion of the mediation, the Requesting Party may refer the repurchase request to arbitration under this Section 6.5 or may, in accordance with the terms of this Agreement and the Indenture, pursue other remedies including legal proceedings.

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(d)        If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)        The arbitration will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s arbitration procedures in effect at such time;

(ii)       The arbitrator will be an impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the dispute hereunder and will be appointed from a list of neutrals maintained by the AAA;

(iii)      The arbitrator will make its final determination no later than 90 days after appointment or as soon as practicable thereafter. The arbitrator will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by it, and Transferor shall not be required to pay more than the repurchase price required to be paid by the Transferor in accordance with Section 6.1. In its final determination, the arbitrator will determine and award the costs of arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator will be in writing and counterpart copies will be promptly delivered to the parties. The determination will be final and non-appealable absent manifest error, except for actions to confirm or vacate the determination that are permitted under applicable federal or state law, and may be enforced in any court of competent jurisdiction;

(iv)      By selecting binding arbitration, the Requesting Party is waiving the right to sue in court, including the right to a trial by jury; and

(v)       No Person may bring a putative or certified class action to arbitration.

(e)        Transferor will not be required to produce personally identifiable information about any Obligor for purposes of any mediation or arbitration. The details and/or existence of any unfulfilled repurchase request, any meetings or discussions regarding any unfulfilled repurchase request, mediations or arbitration proceedings conducted under this Section 6.5, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to resolve an unfulfilled repurchase request, any information exchanged

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in connection with any mediation, and any discovery taken in connection with any arbitration (collectively, “Confidential Information”), shall be and remain confidential and inadmissible (except as required in accordance with applicable law) for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 6.5) other than as required to be disclosed in accordance with applicable law, regulatory requirements, or court order or to the extent that Transferor, in its sole discretion, elects to disclose such information. Such information will be kept strictly confidential and will not be disclosed to any third party; provided that a party may disclose such information to its own attorneys, experts, accountants and other agents and representatives (collectively “Representatives”), as reasonably required in connection with any resolution procedure under this Section 6.5, if the disclosing party (a) directs such Representatives to keep the information confidential, (b) is responsible for any disclosure by its Representatives of such information and (c) takes at its sole expense all reasonable measures to restrain such Representatives from disclosing such information. If any party receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for Confidential Information, the recipient will promptly notify the other party and will provide the other party with the opportunity to object to the production of its Confidential Information or seek other appropriate protective remedies, consistent with the applicable requirements of law and regulation. If, in the absence of a protective order, such party or any of its representatives are compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the Confidential Information, such party may disclose to the party compelling disclosure only the part of such Confidential Information that is required to be disclosed.”

3.             Representations and Warranties of Transferor. Transferor hereby represents and warrants to Buyer as of the date hereof this Amendment constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

4.             Effectiveness. This Amendment shall become effective as of the date first written above; provided that (i) Buyer and Transferor shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied with respect to this Amendment and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that the amendment in Section 2 of this Amendment will not cause an Adverse Effect (as such term is defined in the Indenture).

5.             Binding Effect; Ratification.

(a)        On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Transfer Agreement and (ii) each reference in the Transfer Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Transfer Agreement, shall mean and be a reference to such Agreement as amended hereby.

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(b)        Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6.              Miscellaneous.

(a)        THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)        Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)        This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

7.                  No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Buyer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Buyer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Amendment or any other related documents.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., Transferor

By: _/s/ Joseph V. Ressa_________________

Name: Joseph V. Ressa

Title: Vice President

S-1	Eleventh Amendment to Transfer Agreement

SYNCHRONY CREDIT CARD MASTER NOTE TRUST, Buyer

By: BNY MELLON TRUST OF DELAWARE,
not in its individual capacity
but solely as Trustee on behalf of the Buyer

By:  /s/ Kristine K. Gullo

Name: Kristine K. Gullo

Title: Vice President

S-2	Eleventh Amendment to Transfer Agreement